Exhibit 99.1

MEAD JOHNSON BOARD DECLARES DIVIDEND

GLENVIEW, Ill., (June 23, 2009) – The board of directors of Mead Johnson Nutrition Company (NYSE: MJN) has declared a regular quarterly dividend on its Class A and Class B common stock of $0.20 per share for the quarter ending June 30, 2009, and a $0.10 per share dividend pro rated for the period from settlement of the company’s initial public offering on Feb. 17, 2009, through March 31, 2009. The combined $0.30 per share dividend will be paid on July 20, 2009, to shareholders of record on July 6, 2009.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in 50 markets worldwide. The company’s mission is to create nutritional brands and products trusted to give infants and children the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to meadjohnson.com.

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Contacts:

Investor Contact: Kathryn Chieger, 847-832-2419, kathryn.chieger@mjn.com

Media Contact: Pete Paradossi, 812-429-7413, peter.paradossi@mjn.com